UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 30, 2005

Weida Communications, Inc.

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-10366	22-2582847
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

40 University Drive

Newtown, Pennsylvania, 18940

(Address of Principal Executive Offices)

(267) 757-8774

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 29, 2005, our Board of Directors unanimously voted in favor of the company’s filing a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code.  We expect the filing to occur within the next two weeks.

As previously reported, our agreements in China, upon which we were to have acquired rights in Guangzhou, Weida Communications Co., Ltd. (“Weida PRC”), were found to be ineffective, either because they were not properly executed or implemented, or because the agreements were ineffective under applicable Chinese law.  As a result, we essentially have no reasonable business prospects and only minimal assets.

As previously reported, current management sought to negotiate new agreements to secure control of Weida PRC, and sought a standstill in a collection action by the Guangdong Development Bank, Weida PRC's secured creditor, pending the outcome of our contract negotiations. Management was unable to reach agreements that would provide Weida with the necessary control of Weida PRC to advance our original business plan. Moreover, management has been informed that that Weida PRC's secured creditor has moved forward with its action to seize the assets securing this loan including stock representing 95% ownership in Weida PRC.  Based on these events we have ceased its negotiations with Weida PRC and our secured creditor.

The Board has determined that we do not have sufficient resources to continue our operations and we have been unable to secure additional financing required to pursue these or any other business opportunities or objectives or to fund our activities.

We did not file our annual report on Form 10-K for the fiscal year ended June 30, 2005 nor our quarterly report on Form 10-Q for the quarter ended September 30. 2005, and we do not anticipate filing our 10-Q for the quarter ending December 31, 2005.  We are no longer quoted on the OTCBB (Symbol:WDAC.PK).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WEIDA COMMUNICATIONS, INC. (Registrant)

By:	/s/ Richard Szekelyi